CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report dated January 24, 2000 included in this Form 10-K, into Franchise Finance Corporation of America's previously filed Registration Statements on Form S-8 (File No. 333-00123), Form S-8 (File No. 333-92897), Form S-8 (File No.
333-30139), Form S-3 (File No. 333-26437), and Form S-3 (File No. 33-62769).


/s/ Arthur Andersen LLP

Phoenix, Arizona,
   March 23, 2000.